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                                                                    Exhibit 99.1

[Spectrum Brands Logo]

                                                                            NEWS

FOR IMMEDIATE RELEASE


          UNITED INDUSTRIES ANNOUNCES CLOSING OF PRIVATE PLACEMENT OF
                      SENIOR SUBORDINATED NOTES DUE 2009

ST. LOUIS, MARCH 27, 2003 - United Industries Corporation (United) announced today that it has closed a private placement of $85,000,000 aggregate principal amount of 9 7/8% Series C Senior Subordinated Notes due 2009. The company previously announced that it was offering $75,000,000 aggregate principal amount of such notes.

The net proceeds of the offering will be used to reduce outstanding indebtedness under the company's Senior Credit Facility.

The Senior Subordinated Notes due 2009 will not be and have not been registered under the United States Securities Act of 1933 or under any state securities laws and may not be offered or sold in the United States or to, or for the account or benefit of, any U.S. person, absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.


(Bloomberg Symbol: 14496Z)

CONTACT:    Daniel J. Johnston
            United Industries Corporation
            (314) 427-0780